Exhibit 99.1
KIMBALL INTERNATIONAL, INC. REPORTS FIRST QUARTER FISCAL YEAR 2013 RESULTS
JASPER, IN (November 1, 2012) - Kimball International, Inc. (NASDAQ: KBALB) today reported net sales of $288.2 million and net income of $5.0 million, or $0.13 per Class B diluted share, for the first quarter of fiscal year 2013 which ended September 30, 2012.
Consolidated Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	September 30, 2012	September 30, 2011	Percent Change
Net Sales	$288,190	$270,635	6%
Gross Profit	$55,205	$46,970	18%
Gross Profit %	19.2%	17.4%
Selling and Administrative Expenses	$48,238	$45,968	5%
Selling and Administrative Expense %	16.8%	17.1%
Restructuring Expense	$60	$113	(47%)
Operating Income	$6,907	$889	677%
Operating Income %	2.4%	0.3%
Net Income (Loss)	$4,961	$(146)	3,498%
Earnings Per Class B Diluted Share	$0.13	$0.00

•	Consolidated net sales in the first quarter of fiscal year 2013 increased 6% from the prior year first quarter on increased net sales in the Electronic Manufacturing Services (EMS) segment.

•	First quarter gross profit as a percent of net sales improved 1.8 percentage points from the prior year first quarter on improved margins in both the EMS segment and the Furniture segment.

•
Consolidated first quarter selling and administrative expenses increased 5% compared to the prior year due to the adverse impact of the normal revaluation to fair value of the Company's Supplemental Employee Retirement Plan (SERP) liability. The SERP liability revaluation has an exact offsetting benefit in Other Income/Expense where the revaluation of the SERP investment is recorded resulting in no impact to the Company's consolidated net income. Lower sales and marketing costs in the Furniture segment and benefits realized from restructuring activities in the EMS segment were offset by increased profit-based incentive compensation costs.

•
Other Income/Expense for the first quarter of fiscal year 2013 was income of $0.3 million compared to expense of $1.2 million in the prior year first quarter. The favorable impact of the revaluation of the SERP investment mentioned above was partially offset by foreign currency exchange movement in the EMS segment.

•	Operating cash flow for the first quarter of fiscal year 2013 was a cash inflow of $9.5 million compared to an operating cash outflow of $6.6 million in the first quarter of the prior year.

•
The Company's cash and cash equivalents increased to $77.5 million at September 30, 2012, compared to $75.2 million at June 30, 2012. The Company had no short-term borrowings outstanding at September 30, 2012 or June 30, 2012. Long-term debt including current maturities remains at $0.3 million.

James C. Thyen, President and Chief Executive Officer, stated, "The EMS segment continued its positive momentum into the first quarter. Successful efforts by our business development team in expanding our customer base and winning new programs with existing customers contributed to double-digit revenue growth compared to last year. Also since completing our restructuring activities in the first half of last fiscal year, we no longer have the distraction or costs of consolidating operations. We have eliminated that excess capacity and that has positively impacted our bottom line. We are pleased with the progress we are seeing within the EMS segment."

Mr. Thyen concluded, "In the Furniture segment, we continued to experience a decline in sales of office furniture to the federal government in the first quarter resulting in a decline in our overall sales in this segment compared to a year ago. However, our operating income improved despite the overall lower volumes, which is a tribute to the flexibility and foresight of our team to anticipate these changes and adjust operations accordingly."

Electronic Manufacturing Services Segment

Financial Highlights (Amounts in Thousands)	Three Months Ended
	September 30, 2012	September 30, 2011	Percent Change
Net Sales	$164,175	$142,828	15%
Operating Income (Loss)	$5,023	$(2,255)	323%
Operating Income (Loss) %	3.1%	(1.6%)
Net Income (Loss)	$3,283	$(1,103)	398%

•
Fiscal year 2013 first quarter net sales in the EMS segment increased 15% compared to the first quarter of the prior year primarily related to double-digit sales growth to customers in the automotive and industrial markets.

•
Gross profit as a percent of net sales in the EMS segment for the first quarter of fiscal year 2013 improved 3.6 percentage points when compared to the first quarter of the prior year primarily related to higher absorption of fixed costs on the increased sales volumes, benefits realized related to restructuring activities completed in the prior year, and increased operational efficiencies.

•
Selling and administrative costs in this segment increased 2% in the fiscal year 2013 first quarter when compared to the prior year as benefits realized from restructuring activities were more than offset by increased profit-based incentive compensation costs related to the significant improvement in earnings. As a percent of net sales, selling and administrative costs declined 1.0 percentage point.

Furniture Segment

Financial Highlights (Amounts in Thousands)	Three Months Ended
	September 30, 2012	September 30, 2011	Percent Change
Net Sales	$124,015	$127,807	(3%)
Operating Income	$2,803	$1,812	55%
Operating Income %	2.3%	1.4%
Net Income	$1,668	$1,175	42%

•
Fiscal year 2013 first quarter net sales in the Furniture segment declined 3% compared to the prior year as increased net sales of hospitality furniture were more than offset by a decline in net sales of office furniture primarily attributable to lower demand from the federal government.

•
Gross profit as a percent of net sales improved 1.4 percentage points in the Furniture segment in the first quarter of fiscal year 2013 when compared to the prior year as benefits realized from price increases were partially offset by the impact of an unfavorable shift in sales mix to lower margin product.

•
Selling and administrative costs in the Furniture segment for the first quarter of fiscal year 2013 declined 1% compared to the prior year as lower sales and marketing costs were partially offset by higher profit-based incentive compensation costs.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, loss of key customers or suppliers within specific industries, financial stability of key customers and suppliers, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2012 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	November 1, 2012
Time:	11:00 AM Eastern Time
Dial-In #:	800-798-2884 (International Calls - 617-614-6207)
Pass Code:	Kimball

A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.
For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through November 15, 2012.

Replay Dial-In #:	888-286-8010 (International Calls - 617-801-6888)
Replay Pass Code:	90154737

About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International, Inc. is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional and financial growth.
Kimball International, Inc. provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment. The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally. The Furniture segment provides furniture for the office and hospitality industries sold under the Company's family of brand names.
For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.
"We Build Success"

Financial highlights for the first quarter ended September 30, 2012 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	September 30, 2012		September 30, 2011
Net Sales	$288,190	100.0%	$270,635	100.0%
Cost of Sales	232,985	80.8%	223,665	82.6%
Gross Profit	55,205	19.2%	46,970	17.4%
Selling and Administrative Expenses	48,238	16.8%	45,968	17.1%
Restructuring Expense	60	0.0%	113	0.0%
Operating Income	6,907	2.4%	889	0.3%
Other Income (Expense), net	287	0.1%	(1,202)	(0.4%)
Income (Loss) Before Taxes on Income	7,194	2.5%	(313)	(0.1%)
Provision (Benefit) for Income Taxes	2,233	0.8%	(167)	0.0%
Net Income (Loss)	$4,961	1.7%	$(146)	(0.1%)
Earnings (Loss) Per Share of Common Stock:
Basic Earnings (Loss) Per Share:
Class A	$0.12		$(0.01)
Class B	$0.13		$0.00
Diluted Earnings (Loss) Per Share:
Class A	$0.12		$(0.01)
Class B	$0.13		$0.00

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	38,017		37,836
Diluted	38,256		37,836

Condensed Consolidated Statements of Cash Flows	Three Months Ended
(Unaudited)	September 30,
(Amounts in Thousands)	2012	2011
Net Cash Flow provided by (used for) Operating Activities	$9,486	$(6,647)
Net Cash Flow used for Investing Activities	(5,138)	(6,358)
Net Cash Flow used for Financing Activities	(2,141)	(2,119)
Effect of Exchange Rate Change on Cash and Cash Equivalents	96	(1,334)
Net Increase (Decrease) in Cash and Cash Equivalents	2,303	(16,458)
Cash and Cash Equivalents at Beginning of Period	75,197	51,409
Cash and Cash Equivalents at End of Period	$77,500	$34,951

	(Unaudited)
Condensed Consolidated Balance Sheets	September 30, 2012	June 30, 2012
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$77,500	$75,197
Receivables, net	141,382	139,467
Inventories	125,931	117,681
Prepaid expenses and other current assets	41,221	44,636
Assets held for sale	1,709	1,709
Property and Equipment, net	186,094	186,099
Goodwill	2,498	2,480
Other Intangible Assets, net	5,814	6,206
Other Assets	22,845	22,041
Total Assets	$604,994	$595,516

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$15	$14
Accounts payable	144,746	137,423
Dividends payable	1,861	1,843
Accrued expenses	43,398	48,460
Long-term debt, less current maturities	258	273
Other	22,762	21,275
Share Owners' Equity	391,954	386,228
Total Liabilities and Share Owners' Equity	$604,994	$595,516

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended
(Unaudited)	September 30,
(Amounts in Thousands)	2012	2011
Interest Income	$110	$120
Interest Expense	(7)	(9)
Foreign Currency/Derivative Gain (Loss)	(393)	744
Gain (Loss) on Supplemental Employee Retirement Plan Investment	703	(1,962)
Other Non-Operating Expense	(126)	(95)
Other Income (Expense), net	$287	$(1,202)